Exhibit 10.1

CREDIT AGREEMENT

BY AND BETWEEN

STERLING NATIONAL BANK

AND

LINCOLN EDUCATIONAL SERVICES CORPORATION and LINCOLN TECHNICAL INSTITUTE, INC., and its subsidiaries

Dated as of April 12, 2016

i

- ii -

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 12, 2016, by and between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation and LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation, and its subsidiaries (together, the "Borrower"), and STERLING NATIONAL BANK (the "Bank").

The Borrower has requested the Bank to extend credit to it and the Bank is willing to do so subject to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

Section 1.1             Definitions.

As used in this Agreement, terms defined elsewhere in this Agreement have the meanings therein indicated, and the following terms have the following meanings:

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative thereto.

"Agreement" means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Assignee" has the meaning set forth in Section 9.6(b).

"Authorized Signatory" means, as to (i) any Person which is a corporation, the chief executive officer, the president, any vice president, the chief financial officer or any other officer (designated in writing by the Borrower and acceptable to the Bank) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (designated in writing by the Borrower and acceptable to the Bank).

"Availability Period" means the period from and including the Effective Date to but excluding the Revolving Maturity Date.

"Banking Services" means each and any of the following bank services provided to the Borrower by the Bank or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" of the Borrower means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof  and substitutions therefor) in connection with Banking Services.

"Beneficiary" means the person or entity named on a Letter of Credit Application as the beneficiary or any transferee of such beneficiary.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning ascribed thereto in the preamble to this Agreement.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to remain closed.

"Change in Law" means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by the Bank (or by the Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

"Collateral" means any and all "Collateral", as defined in any applicable Security Document.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

"Default" means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"DOE" means the U.S. Department of Education or any successor agency.

"Dollars" or "$" refers to lawful money of the United States of America.

"Educational Agency" means any person, entity or organization, whether governmental, government chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private post-secondary schools, including without limitation, the DOE, any state educational department or agency, any guaranty agency, and any entity or organization that is recognized as an accrediting agency by the DOE which engages in granting or withholding accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools.

"Educational Approval" means any license, authorization, approval, certification or accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of a Borrower's school's operations in order for such school or any location or educational program thereof to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters at any school.

"Effective Date" means the date on which the conditions specified in Section 5.1 are satisfied (or waived by the Bank).

"Event of Default" has the meaning ascribed thereto in Section 8.1.

"Executive Order" has the meaning ascribed thereto in Section 9.17(a).

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

"Fiscal Year" means each period from January 1 to December 31.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

"Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property used and/or acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding accounts payable incurred in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of Indebtedness of others, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (x) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.  The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Indemnified Taxes" means as to any Person, any Tax, except (i) a Tax imposed on or measured by the income or profits of such Person or any franchise tax, or any similar taxes, and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.

"Interest Payment Date" means with respect to a Letter of Credit, the first day of each month during the Availability Period, and the Revolving Maturity Date.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents" means this Agreement, the Note, Security Documents, and all other agreements, instruments and documents executed or delivered in connection herewith.

"Loan Party(ies)" means collectively, the Borrower and individually, any one of them.

"Managing Person" means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

"Material Adverse Change" means any event, development or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations or condition, financial or otherwise, of the Borrower, (ii) the ability of the Borrower to perform any of its obligations under any Loan Document or (iii) the rights of or benefits available to the Bank under any Loan Document.

"Maturity Date" means the Revolving Maturity Date, or such earlier date following acceleration thereof or the termination of this Agreement.

"Note" means the Revolving Note.

"Obligations" means (i) the due and punctual payment of (A) draws upon, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to the Bank, or that are otherwise payable to the Bank, under this Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any other Loan Party under or pursuant to this Agreement and the other Loan Documents, (iii) all obligations of the Borrower, monetary or otherwise, under each interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement entered into with the Bank (or an Affiliate thereof) as a counterparty, and (iv) all Banking Services Obligations.

"OFAC" has the meaning set forth in Section 4.13.

"One Month LIBOR Rate" means, as of any date of determination, a rate of interest per annum equal to the one month London interbank offered rate for Dollar loans in effect two (2) Business Days prior to such date, as reported in (i) the appropriate display page of the website of Thomson Reuters, or (ii) if not so reported therein, then as determined by the Bank from another recognized source or interbank quotation.  If such rate is no longer available for any reason, the Bank will choose a new index which is based upon comparable information.  The Bank will give Borrower notice of this choice.

"Organizational Documents" means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by‑laws of such Person, (ii) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or operating agreement or other similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

"Participant" has the meaning set forth in Section 9.6(c).

"Permitted Encumbrances" means:

(i)            Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.4;

(ii)           landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 6.4;

(iii)         pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; and

(iv)         attachment or judgment liens in respect of judgments, writs or warrants of attachment or similar process that do not constitute an Event of Default under clause (l) of Section 8.1.

"Person" means any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

"Prime Rate" means the rate of interest per annum established from time to time by the Bank as its prime lending rate for commercial loans.  Each change in the Prime Rate shall result in a corresponding change in the Prime Rate on the effective date of such change in the Prime Rate. The Prime Rate is a reference rate that does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank may make commercial loans or other loans at rates of interest at, above or below such Prime Rate.

"Property" means all types of real, personal, tangible, intangible or mixed property.

"Related Party(ies)" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Revolving Facility" means the Bank's obligation to issue Letters of Credit hereunder, in an aggregate amount not exceeding the Revolving Facility Amount, in its sole discretion.

"Revolving Facility Amount" means $9,500,000.00.

"Revolving Maturity Date" means April 1, 2017, or such earlier date upon which the Revolving Facility shall terminate or the Revolving Facility shall otherwise equal zero.

"Revolving Note" means a promissory note evidencing the Letters of Credit payable to the order of the Bank in form acceptable to the Bank.

"Security Agreement" means the Security Agreement, dated as of the Effective Date, in form and substance satisfactory to the Bank, as amended, restated, supplemented or otherwise modified from time to time.

"Security Documents" means the Security Agreement and each other security agreement, instrument or other document executed or delivered pursuant to Section 5.1 to secure any of the Obligations.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Stated Amount" means, with respect to any Letter of Credit, the maximum Dollar amount available to be drawn under such Letter of Credit under any circumstance, including any amount that has been the subject of a drawing by the Beneficiary but has not yet been paid by the Bank.

"Subordinated Creditor" means each Person that subordinates an obligation owed to it by Borrower to the obligations of Borrower to the Bank.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.  Unless the context otherwise requires, "Subsidiary" means any Subsidiary of the Borrower.

"Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Transactions" means (i) the execution, delivery and performance by the Borrower and of each Loan Document to which it is a party and (ii) the use of the Letters of Credit.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

Section 1.2             Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requires an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower

Section 1.3             Principles of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.	AMOUNT AND TERMS OF LETTERS OF CREDIT

Section 2.1             Purpose.

Subject to the terms and conditions hereof, for the sole purpose of issuing standby letters of credit for the account of the Borrower (each, a "Letter of Credit" and collectively "Letters of Credit"), the Bank may issue Letters of Credit from time to time during the Availability Period in an aggregate principal amount at any one time outstanding which does not exceed the Revolving Facility Amount.

Section 2.2             Letters of Credit.

During the Availability Period, the Bank agrees from time to time to issue or cause an affiliate to issue Letters of Credit at one hundred percent (100%) margin against the available funds in the Cash Collateral Account (defined below); provided, however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed $9,500,000.00.  The form and substance of each Letter of Credit shall be subject to the approval of the Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the Maturity Date.  Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers notice to the contrary.  The undrawn amount of all Letters of Credit shall be reserved and such amount shall not be available for borrowings.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications, and any related documents required by the Bank in connection with the issuance of Letters of Credit.  The Borrower shall deposit in a cash collateral account with the Bank (the "Cash Collateral Account"), an amount equal to the aggregate outstanding undrawn face amount of all Letters of Credit which remain outstanding at any time.  The Borrower grants a security interest in such Cash Collateral Account to the Bank.  Amounts held in the Cash Collateral Account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit and to the obligations and liabilities of the Borrower and the Bank, in such order of application as the Bank may in its sole discretion elect.

Section 2.3             Issuance and Extensions and Drawings of Letters of Credit.

(a)           Borrower may from time to time during the Availability Period request, upon at least five (5) Business Days' notice given not later than 12:00 P.M. (New York time), that the Bank issue a Letter of Credit by delivering to the Bank (i) a Letter of Credit Application specifying the date on which such Letter of Credit is to be issued (which shall be a Business Day), the expiration date thereof, the Stated Amount thereof and the name and address of the Beneficiary thereof; and (ii) such other information and documents as the Bank reasonably requires in accordance with its customary practices for the issuance of letters of credit.

(b)          The Bank shall, subject to the conditions set forth in this Agreement, issue  the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to Section 2.3(a).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Bank in its reasonable discretion.  Upon the issuance of a Letter of Credit, the Bank shall (A) deliver the original of such Letter of Credit to the Beneficiary thereof or as Borrower shall otherwise direct and (B) furnish a copy thereof to Borrower.

(c)           Borrower may from time to time during the Availability Period request, upon at least three (3) Business Days' notice given not later than 12:00 P.M. (New York time), that the Bank extend the expiration date of an outstanding Letter of Credit or increase (or, with the consent of the Beneficiary, decrease) the Stated Amount of an outstanding Letter of Credit by delivering to the Bank a written request therefor. Any request for an extension or increase or decrease shall for all purposes hereof be treated as though Borrower had requested the issuance of a replacement Letter of Credit (except that the Bank may, if it elects, issue a notice of extension or increase or decrease in lieu of issuing a new Letter of Credit in substitution for an outstanding Letter of Credit).

(d)          If any Letter of Credit provides for the automatic extension of the expiry date thereof unless the Bank gives notice that such expiry date shall not be extended, then the Bank shall allow such Letter of Credit to be extended; provided that the Bank may give a notice of non-extension with respect to such a Letter of Credit if, at the time of the giving of such notice, the conditions precedent to the issuance of a replacement for such Letter of Credit are not satisfied and, if the Bank gives such a notice, the Bank will concurrently provide a copy thereof to Borrower.  The Bank shall give a notice of non-extension with respect to such an Letter of Credit if the Bank receives, at least ten (10) Business Days prior to the date on which such notice of non-extension must be delivered under such Letter of Credit (or such shorter period as may acceptable to the Bank), notice from Borrower directing the Bank not to permit the extension of such Letter of Credit.

Section 2.4             Payments under the Letters of Credit.

Borrower acknowledges that the Bank shall be entitled to make any payment in accordance with the terms of a Letter of Credit without any reference or further authority from Borrower or any other investigation or inquiry.  Borrower irrevocably authorizes the Bank to comply with any demand under a Letter of Credit which is valid on its face.

Section 2.5             Note.

The Letters of Credit shall be evidenced by the Note.  Borrower agrees that, absent manifest error, the records of the Bank will be conclusive with respect to the Letters of Credit, including the amounts borrowed, the amounts repaid, the outstanding principal balance and all interest payments.

Section 2.6             Termination, Renewal, and Reduction of Revolving Facility.

(a)           Unless previously terminated or renewed, the Revolving Facility shall terminate on the Revolving Maturity Date.

(b)          The Revolving Maturity Date will be considered renewed for an additional twelve (12) months if and only if the Bank has sent to the Borrower a written notice of renewal (the "Renewal Notice"), which Renewal Notice shall be sent at least thirty (30) days prior to the Revolving Maturity Date.

(c)           The Borrower shall have the right, upon at least three (3) Business Days' notice to the Bank, to terminate in whole the Revolving Facility or reduce the Revolving Facility Amount, provided that the Borrower shall not terminate the Revolving Facility or reduce the Revolving Facility Amount if the aggregate drawn and undrawn amount of all outstanding Letters of Credit would exceed the Revolving Facility Amount.  The Revolving Facility, once reduced or terminated, may not be reinstated without approval and consent of the Bank.

Section 2.7             Payments.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document to which it is a party (whether of principal of draws under the Letters of Credit, interest or fees, or of amounts payable hereunder) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Bank at its office at 400 Rella Boulevard, Montebello, NY 10901, or such other office as to which the Bank may notify the other parties hereto.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Without limiting the foregoing, the Borrower hereby authorizes the Bank to charge any account of the Borrower for each such payment on the due date therefor.  Notwithstanding any other provisions in this Agreement or any other Loan Document, if the Borrower fails to maintain any such account at the Bank, then all applicable rates of interest set forth in this Agreement shall be increased by one percent (1.0%), provided, however, such an increase does not limit or restrict any other rights or remedies available to the Bank under this Agreement due to such failure by Borrower to maintain such account with the Bank.

(b)          So long as no Default or Event of Default shall have occurred and be continuing, if at any time insufficient funds are received by and available to the Bank to pay fully all amounts of outstanding draws on any Letter of Credit, interest and fees, if any, then due hereunder, such funds shall be applied (i) first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; (ii) second, to the payment of accrued and unpaid interest; (iii) third, to the payment of the outstanding draws on any Letter of Credit then due hereunder, and (iv) fourth, to the payment of all late fees due from the Borrower to the Bank.

3.	INTEREST, FEES, ETC.

Section 3.1             Letter of Credit Fees.

Upon the issuance of each Letter of Credit, the Borrower shall pay a Letter of Credit fee calculated at the rate per annum equal to one and three-quarters percent (1.75%) on the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, (i) if such Letter of Credit by its terms or the terms of the Letter of Credit Application or any other document related thereto provides for one or more automatic increases in the stated amount thereof, then the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and (ii) if the stated amount of any Letter of Credit has been permanently reduced, then the stated amount of such Letter of Credit shall be reduced by the amount of such permanent reduction.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the last business day of each March, June, September, and December.

Borrower shall pay the Bank, in U.S. dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 3.2             Interest Rate and Payment on Draws.

(a)           In the event that any amount is drawn under a Letter of Credit by the Beneficiary thereof, the Borrower shall immediately pay to the Bank the full amount drawn, which amount shall be withdrawn immediately by the Bank from the Cash Collateral Account.  If the full amount drawn cannot be paid immediately from the Cash Collateral Account, interest will accrue at a rate per annum equal to the One-Month LIBOR Rate plus four percent (4.0%).  In such event, the Borrower agrees that the Bank, it its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing.

(b)          Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, the aggregate amount of all outstanding draws on the Letters of Credit and each fee and other amount then due and payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of aggregate amount of all outstanding Letters of Credit, five percent (5%) plus the rate otherwise applicable to a draw as provided in Section 3.2(a), or (ii) in the case of any other amount, five percent (5%) plus the Prime Rate.

(c)           All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.3             Late Fee.

If the Bank has not received the full amount of any payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), the Borrower shall pay a late fee to the Bank in an amount equal to six percent (6%) of such overdue payment.  Such late fee shall be paid promptly but only once with respect to each late payment.

Section 3.4             Taxes.

(a)           All payments by or on account of the Borrower or any other Loan Party under any Loan Document to the Bank shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower or any other Loan Party to the Bank under any Loan Document (each, a "Required Payment"), then (i) the Borrower shall notify the Bank of any such requirement or any change in any such requirement promptly after the Borrower become aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on the Bank) on behalf and in the name of the Bank, (iii) the Borrower shall pay to the Bank an additional amount such that the Bank shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within thirty (30) days after paying such Indemnified Tax or Other Tax, deliver to the Bank satisfactory evidence of such payment to the relevant Governmental Authority.

(b)          The Borrower shall reimburse the Bank for the full amount of all Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Bank's unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), within thirty (30) days after written demand therefor, setting forth in reasonable detail the basis for and calculation of such amounts, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.  In the event that the Bank determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this Section, the Bank shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

4.	REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Letters of Credit, the Borrower makes the following representations and warranties to the Bank:

Section 4.1             Existence and Power.

The Borrower is duly organized and validly existing in good standing under the laws of the State of New Jersey, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary.

Section 4.2             Authority and Execution.

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its Organizational Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3             Binding Agreement.

The Loan Documents (other than the Note) constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

Section 4.4             Litigation.

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or maintained by the Borrower or which may affect the Borrower or any of its  Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (iii) might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

Section 4.5             Required Consents.

Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Borrower under the Loan Documents, and, except to the extent already obtained, no consent, authorization or approval of, filing with, notice to, or exemption by, members or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize the Borrower to execute the Loan Documents to which it is a party or to perform its obligations thereunder, or is required in connection with the execution, delivery and performance of the Loan Documents by the Borrower or is required as a condition to the validity or enforceability of the Loan Documents.

Section 4.6             Absence of Defaults; No Conflicting Agreements.

(a)           The Borrower is not in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

(b)           The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority.

Section 4.7             Compliance with Applicable Laws.

The Borrower is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to the Borrower.

Section 4.8             Taxes.

The Borrower has filed or caused to be filed all tax returns required to be filed and have paid, or have made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP) which would be material to the Borrower, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower with respect to all taxes are, to the knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against the Borrower or any claims being asserted, except such thereof as are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

Section 4.9             Financial Statements.

The Borrower has heretofore delivered to the Bank the balance sheet of the Borrower as of the December Fiscal Year end and the related statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such Fiscal Year (the "Financial Statements"), each of which fairly present the financial condition of the Borrower and its consolidated Subsidiaries on such dates and results of operations for the years ended on such dates, and have been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the notes thereto, the Borrower does not have any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since the date of the Financial Statements, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

Section 4.10          Authorizations.

The Borrower possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  The Borrower has not received any notice that any event has occurred which permits or, to the knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

Section 4.11          No Misrepresentation.

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower in connection with the transactions contemplated thereby, contains a misstatement of material fact, or, to the best knowledge of the Borrower, omits to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro‑forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Bank that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

Section 4.12          Security Documents.

The Security Documents are effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and, when (i) financing statements in appropriate form are filed in the offices of the secretary of state of the jurisdiction of organization of the Borrower or such other office specified by the Uniform Commercial Code and (ii) all other applicable filings under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower thereunder in the Collateral, in each case prior and superior in right to the rights of any other Person, other than with respect to Liens expressly permitted by Section 7.2 or otherwise consented to by the Bank in writing.

Section 4.13          OFAC.

None of the Borrower, any of the other Loan Parties or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Letters of Credit will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

Section 4.14          Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the issuance of each Letter of Credit, the Borrower is Solvent. No transfer of Property has been or will be made by the Borrower and no obligation has been or will be incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

5.	CONDITIONS TO THE LETTERS OF CREDIT

Section 5.1             Effective Date.

The effectiveness of this Agreement, and the obligation of the Bank to issue the initial Letters of Credit is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a)           The Bank shall have received from the Borrower a counterpart of this Agreement signed on behalf of the Borrower.

(b)          The Bank shall have received the Revolving Note signed on behalf of the Borrower.

(c)           The Bank shall have received counterparts of the Security Agreement, signed on behalf of the Borrower, together with the following:

(i)               instruments constituting Collateral, if any, duly indorsed in blank, if necessary, by an Authorized Signatory of the Borrower;

(ii)             all instruments and other documents, including, without limitation, Uniform Commercial Code financing statements, required by law or requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents; and

(iii)           such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral.

(d)           The Bank shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official's office covering any Collateral or showing the Borrower as debtor thereunder (other than Permitted Encumbrances or such other Liens consented to by the Bank in writing) and a certificate of the Borrower signed by an Authorized Signatory thereof, dated the Effective Date, certifying that, upon the issuance of the Letters of Credit there will exist no Liens on the Collateral other than Permitted Encumbrances or such other Liens consented to by the Bank in writing.

(e)           The Bank shall have received a certificate from the secretary or executive officer of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary action (in form and substance satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a recently dated certificate of good standing (or the equivalent) issued by the secretary of state (or the equivalent Governmental Authority) of its jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign corporation.

(f)            All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and all required notices shall have been given and all required waiting periods shall have expired (or have been waived), and the Bank shall have received a certificate, in all respects satisfactory to the Bank, of an Authorized Signatory of the Borrower that all such approvals and consents required to have been obtained by the Borrower shall have been obtained and shall be in full force and effect and that all such notices required to be given by the Borrower shall have been given and all such waiting periods of which the Borrower has knowledge shall have expired (or have been waived).

(g)           The Bank shall be reasonably satisfied that there shall be no litigation or administrative proceeding, or regulatory development, which would be expected to have a Material Adverse Effect.

(h)           The Bank shall be reasonably satisfied that no Material Adverse Change has occurred since September 1, 2015.

(i)            The Bank shall have received evidence satisfactory to it that all liens (other than Permitted Encumbrances or other Liens consented to by the Bank in writing), if any, covering the Collateral shall have been released or terminated and that all other obligations, if any, with respect thereto shall have been fully and finally extinguished.

(j)            The Bank shall have received all amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(k)           The Bank shall have received all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act.

(l)            The Bank shall have received such other approvals, opinions or documents, each in form and substance satisfactory to the Bank, as the Bank shall reasonably require in connection with the issuance of the Letters of Credit.

Section 5.2             Each Letter of Credit.

The obligation of the Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in each Loan Document shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) on and as of the date of such Letter of Credit, except to the extent such representations and warranties specifically relate to an earlier date, in which case the accuracy of such representations and warranties shall be determined as of such earlier date.

(b)           At the time of and immediately after giving effect to such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and the aggregate amount of all outstanding Letters of Credit shall not exceed the Revolving Facility Amount.

(c)           The aggregate amount of all outstanding Letters of Credit plus the requested Letter of Credit shall not exceed the amount in the Cash Collateral Account at the time the Letter of Credit will be issued.

(d)           The Bank shall have received a Letter of Credit Application and any other required documentation meeting the requirements of Section 2.3(a).

(e)           The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Letter of Credit.

Each Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.2.

6.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any of the Obligations remains unpaid:

Section 6.1             Books and Records and Other Information.

The Borrower shall keep proper books of record and account in which full, true and correct entries shall be made in accordance with GAAP throughout the periods involved, and the Borrower shall furnish to the Bank promptly following any request therefor, (A) all documentation and other information that the Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, and (B) such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Bank may reasonably request.

Section 6.2             Notice of Material Events.

The Borrower shall furnish to the Bank prompt written notice of the following:

(a)           the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower be expected to result in a Material Adverse Effect; and

(c)           any other development that results in, or could be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3             Existence; Conduct of Business.

The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, trademarks, copyrights and patents material to the conduct of its business.

Section 6.4             Payment of Obligations.

The Borrower shall pay its obligations, including tax liabilities, before the same shall become delinquent, except where (i) the validity or amount thereof is being contested diligently and in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and no notice of Lien with respect thereto has been filed or recorded and (iii) the failure to make payment pending such contest could not be expected to result in a Material Adverse Effect.

Section 6.5             Compliance with Laws and Regulatory Requirements.

The Borrower shall comply, in all material respects, with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property.  Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, the Borrower shall maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, except where the failure to maintain such Educational Approvals or specialized accrediting agency approvals could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6             Insurance.

The Borrower shall maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.7             [reserved]

Section 6.8             Further Assurances.

The Borrower shall execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents), that may be required under any applicable law, or which the Bank may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower shall provide to the Bank, from time to time upon request, evidence reasonably satisfactory to the Bank as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

7.	NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as any of the Obligations remains unpaid:

Section 7.1             Limitation on Indebtedness.

The Borrower shall not create, incur, assume or permit to exist any Indebtedness, without the written consent of the Bank, except

(a)           Indebtedness permitted pursuant to the "Credit Agreement by and among Lincoln Educational Services Corporation and its Subsidiaries, the Lenders that are Signatories Hereto, HPF Service, LLC, and Alostar Bank of Commerce" dated as of July 31, 2015, as same may be amended from time to time; and

(b)          Indebtedness to the Bank or any Affiliate of the Bank.

Section 7.2             Limitation on Liens.

The Borrower shall not create, incur, assume or permit to exist any Lien on the Cash Collateral Account with the exception of the Liens created under the Security Documents or otherwise in favor of the Bank.

8.	DEFAULT

Section 8.1             Events of Default.

Each of the following shall constitute an "Event of Default" hereunder:

(a)           the Borrower shall fail to pay any principal on any Obligation when and as the same shall become due and payable; or

(b)           the Borrower shall fail to pay any interest on any Obligation or any fee, or any other amount payable under any Loan Document, when and as the same shall become due and payable; or

(c)           any statement, representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1, Section 6.3, or in Article 7; or

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clauses (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof shall have been given by the Bank to the Borrower (or such longer cure period in the event the failure to observe or perform is not reasonably susceptible of being cured with the exercise of due diligence during such thirty (30) day period); or

(f)            [reserved]

(g)           [reserved]

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its or his debts, or of a substantial part of its or his assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its or his assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its or his assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)            the Borrower shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due; or

(k)           [reserved]

(l)            one or more arbitration awards, judgments, or decrees or order for the payment of money in an aggregate amount in excess of $1,000,000.00 (except to the extent fully covered [other than to the extent of customary deductibles] by insurance pursuant to which the insurer has not denied coverage) shall be rendered against the Borrower or any combination thereof  and the same is not discharged, satisfied, vacated or bonded pending appeal for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(m)          [reserved]

(n)           an Event of Default as defined in any of the other Loan Documents shall occur; or

(o)           any Loan Document shall cease, for any reason (other than as a result of the action or failure to act on the part of the Bank), to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

(p)           any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(q)            any subordination agreement shall at any time and for any reason cease to be in full force and effect, or shall be declared null and void, or the validity or enforceability thereof shall be contested by the applicable Subordinated Creditor, or any Subordinated Creditor shall deny it has any further liability or obligation under its subordination agreement, or any Subordinated Creditor shall fail to perform any of its obligations under its subordination agreement.

Section 8.2             Contract Remedies.

(a)           Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) in the case of an Event of Default specified in clauses (h) or (i) of Section 8.1, without declaration or notice to the Borrower, the Revolving Facility shall immediately and automatically terminate, and any draws on any Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and (ii) in all other cases, the Bank may, by notice to the Borrower, declare any draws upon any outstanding Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable forthwith.

(b)           In the event that any draws upon any outstanding Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of Section 8.2(a), the Bank may: (i) immediately withdraw the amount of any draws upon any outstanding Letters of Credit all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents from the Cash Collateral Account; (ii) enforce its rights as the holder of the Note by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents; and (iii) exercise any and all rights and remedies provided to the Bank by the Loan Documents and applicable law.  Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(c)           In the event that any draws upon any outstanding Letters of Credit, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Bank from or on behalf of the Borrower shall be applied by the Bank in liquidation of any obligations of the Borrower under the Loan Documents in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding.

Section 8.3             Nonexclusive Remedies.

All of the Bank's rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

9.	OTHER PROVISIONS

Section 9.1             Modifications; Consents and Waivers; Entire Agreement.

No modification or waiver of or with respect to any provision of this Agreement, the Note, and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower (not otherwise required by the terms hereof) shall, of itself entitle the Borrower to any other or further notice or demand in similar or other circumstances.  This Agreement embodies the entire agreement and understanding between the Bank and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.2             Notices.

Except in the case of notices and other communications expressly permitted to be given by telephonic or electronic communications, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail, as follows:

The Borrower:

Lincoln Educational Services Corporation
200 Executive Drive
Suite 340
West Orange, New Jersey 07052
Attention: General Counsel

Lincoln Technical Institute, Inc.
200 Executive Drive
Suite 340
West Orange, New Jersey 07052
Attention: General Counsel

with a copy to:

McCarter & English, LLP
100 Mulberry Street
Four Gateway Center
Newark, New Jersey 07102-4096
Attention: Veronica Montagna, Esq.

The Bank:

Sterling National Bank
400 Rella Blvd., P.O. Box 600
Montebello, New York 10901
Attention: Commercial Loan Department

with a copy to:

Bressler, Amery & Ross, P.C.
325 Columbia Turnpike
Florham Park, New Jersey 07932
Attention:  Michael L. Ostrowsky, Esq.

Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is delivered by receipted hand or such commercial messenger service or nationally recognized overnight courier service to such party at its address specified above; or (y) on the third (3rd) Business Day after the day deposited in the mail, postage prepaid, if sent by mail.  Any party hereto may change the Person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.3             No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.4         Survival of Representations and Warranties and Certain Obligations.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the execution and delivery of any Loan Document and the issuance of any Letter of Credit, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Letter of Credit or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Revolving Facility has not expired or terminated. The provisions of Section 9.5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of outstanding draws under any Letters of Credit and the termination of the Revolving Facility or the termination of this Agreement or any provision hereof.

Section 9.5             Costs; Expenses and Taxes; Indemnification.

(a)           The Borrower shall pay (i) all out‑of‑pocket expenses incurred by the Bank and its Affiliates, including the customary and reasonable fees, charges and disbursements of counsel for the Bank, in connection with preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all expenses incurred by the Bank, including the customary and reasonable fees, charges and disbursements of any counsel (including any in-house counsel, whether or not on an out-of-pocket basis) for the Bank, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.5, or in connection with the Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit or during any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect.

(b)           The Borrower shall indemnify the Bank, its directors, officers, employees, agents and advisors, and the Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the customary and reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Letters of Credit or the use of the proceeds, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Letter of Credit or the use of the proceeds thereof.

(d)          All amounts due under this Section 9.5 shall be payable promptly but in no event later than thirty (30) days after written demand therefor.

Section 9.6             Successors and Assigns; Participation; Pledge.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of their respective rights under this Agreement without prior written consent of the Bank.

(b)          The Bank shall have the right at any time or from time to time to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee").  The Borrower agrees that, upon written request of the Bank, it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing.  In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective facilities and loans held by such Assignee and the Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(c)           The Bank shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Letters of Credit hereunder.  In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(d)          The Bank may at any time pledge all or any portion of its rights under the  Loan Documents including any portion of the Note to any Federal Reserve Banks organized under section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

Section 9.7             Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract.  This Agreement and any separate letter agreements with respect to fees payable to the Borrower constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8             Set-off.

If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of the Bank under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that they may have.

Section 9.9             Construction.

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

Section 9.10          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County or Rockland County or Westchester County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in Section 9.10(b).  Each Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each Loan Party irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of the Bank to serve process in any other manner permitted by law.

Section 9.11          Headings Descriptive.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13          WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14          Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Letter of Credit, together with all fees, charges and other amounts that are treated as interest on such Letter of Credit under applicable law (collectively the "charges"), shall exceed the maximum lawful rate (the "maximum rate") that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Letter of Credit hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Letter of Credit but were not payable as a result of the operation of this Section 9.14 shall be cumulated, and the interest and the charges payable to the Bank in respect of other Letters of Credit or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

Section 9.15          Marshaling; Payments Set Aside.

The Bank shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Bank, or the Bank enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.16          No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Bank, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Bank shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 9.17          OFAC; Bank Secrecy Act; USA Patriot Act.

(a)            The Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders of the President of the United States of America ("Executive Orders"), that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) ensure that any draws under any Letters of Credit shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.  Further, the Borrower shall comply, and cause its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

(b)            The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow the Bank to identify the Borrower and the other Loan Parties in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	Chief Executive Officer

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

SOUTHWESTERN ACQUISITION, L.L.C.

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

NEW ENGLAND ACQUISITION, LLC

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

NASHVILLE ACQUISITION, L.L.C.

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

EUPHORIA ACQUISITION, LLC

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

LCT ACQUISITION, LLC

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

NN ACQUISITION, LLC

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

LTI HOLDINGS, LLC

By:	/s/Scott M. Shaw
Name:	Scott M. Shaw
Title:	President

STERLING NATIONAL BANK

By:	/s/Charles W. Jones
Name:	Charles W. Jones
Title:	Managing Director